FORM 8-A/A
                   AMENDING FORM 8-A DATED DECEMBER 11, 1987
                AMENDED AS OF MAY 16, 1990 AND NOVEMBER 9, 1992

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             PROVIDIAN CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                         51-0108922
         (State of incorporation or     (IRS Employer Identification No.)
                organization)

          400 West Market Street,
            Louisville, Kentucky                      40202
   (Address of principal executive offices)        (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

             Title of each class         Name of each exchange on which
             to be so registered         each class is to be registered

       PREFERRED SHARE PURCHASE RIGHTS       NEW YORK STOCK EXCHANGE


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

        This Form 8-A/A amends and supplements the Form 8-A filed by Providian Corporation (the "Company") on December 11, 1987, amended as of May 16, 1990 and November 9, 1992 (as amended, the "Form 8-A"), with respect to the Company's Preferred Share Purchase Rights Plan.


   Item 1.  Description of the Company's Securities to be Registered.

        Item 1 of the Form 8-A is hereby amended by adding the following:

        On December 28, 1996, the Company's Board of Directors adopted an amendment (the "Amendment"), to the Amended and Restated Rights Agreement, dated November 4, 1992 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent.
   The Amendment, dated as of December 28, 1996, was adopted in anticipation of the Company's execution of the Plan and Agreement of Merger and Reorganization, dated as of December 28, 1996 (the "Merger Agreement"), among the Company, Aegon N.V. and LT Merger Corp. (a wholly owned subsidiary of Aegon N.V.). The Amendment exempts the transactions contemplated in the Merger Agreement from the operation of the Rights Agreement. The text of the Amendment is attached hereto as an exhibit and is incorporated herein by reference.


   Item 2.  Exhibits.

              1. Amendment No. 1, dated as of December 28, 1996, to Amended and Restated Rights Agreement, dated as of November 4, 1992, between Providian Corporation and First Chicago Trust Company of New York, as Rights Agent.





























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                                   SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

   Dated:  January 7, 1997
                                            PROVIDIAN CORPORATION


                                            By: /s/ R. Michael Slaven
                                            Name:   R. Michael Slaven
                                            Title:  Assistant Secretary








































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